North Central Bancshares, Inc.
Kyle C. Cook
515-576-7531
Distribution: Iowa Newsline
February 7, 2008

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES ANNUAL RESULTS FOR YEAR END 2007

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company’s diluted earnings per share for the year ended December 31, 2007 was $2.93, compared to diluted earnings per share of $3.32 for the year ended December 31, 2006. The Company’s net income was $4.0 million for the year ended December 31, 2007, compared to $4.8 million for the year ended December 31, 2006. The return on average equity totaled 9.53% for December 31, 2007 compared to 11.24% for December 31, 2006.

The Company’s net income was $918,000, or diluted earnings per share of $0.68, for the fourth quarter of 2007, compared to net income of $1.21 million, or diluted earnings per share of $0.86, for the fourth quarter of 2006. The reduction in fourth quarter net income, as compared to 2006, is primarily due to an increased provision for loan losses of $260,000 in the fourth quarter of 2007.

Net interest income for the year ended December 31, 2007 was $13.0 million, compared to net interest income of $13.1 million for the year ended December 31, 2006. The decrease in net interest income was primarily due to a decrease in the net interest spread. The net interest spread for the year ended December 31, 2007 was 2.39%, compared to the net interest spread of 2.56% for the year ended December 31, 2006. The net interest margin for the year ended December 31, 2007 was 2.65%, compared to the net interest margin of 2.79% for the year ended December 31, 2006.

The Company’s provision for loan losses was $655,000 and $240,000 for the years ended December 31, 2007 and 2006, respectively. Net loans charged off during the fourth quarter of 2007 totaled $542,000, bringing net loan charge-offs for the year ended December 31, 2007 to $661,000. For the year ended December 31, 2006, net loan charge-offs were $73,000. The increase in net loan charge-offs in the fourth quarter of 2007 was mainly attributable to one customer, who was a central Iowa real estate developer. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. The allowance for loan losses remained unchanged at $3.49 million, or 0.77% of total loans, for December 31, 2007 and 2006.

Non-performing assets were 0.97% of total assets as of December 31, 2007, compared to 0.20% of total assets as of December 31, 2006. Non-performing assets included 0.47% non-accrual loans and 0.50% other real estate owned as of December 31, 2007, compared to 0.11% non-accrual loans and 0.09% other real estate owned as of December 31, 2006. Non-performing assets and classified assets have increased in recent months in response to the well-publicized difficulties in the overall markets for residential real estate. Management expects this market trend to continue in the near term, but believes the Bank is managing the situation in accordance with industry standards and practices.

The Company’s noninterest income was $7.4 million and $7.1 million for the years ended December 31, 2007 and 2006, respectively. The increase in noninterest income was primarily due to increases in 2007 of fees and service charges and mortgage banking income, offset in part by decreases in 2007 of loan prepayment fees and abstract fees.

The Company’s noninterest expense was $14.0 million and $13.1 million for the years ended December 31, 2007 and 2006, respectively. The increase in noninterest expense was primarily due to increases in 2007 of compensation and benefits, professional fees related to information technology enhancements, and other operating expenses.

The Company’s provision for income taxes was $1.7 million and $2.1 million for the years ended December 31, 2007 and 2006, respectively. The decrease in the provision for income taxes was primarily due to a decrease in taxable income for the year ended December 31, 2007 compared to the year ended December 31, 2006.

Total assets at December 31, 2007 were $510.2 million, compared to $515.5 million at December 31, 2006. The decrease in assets consisted primarily of decreases in cash and cash equivalents, securities available-for-sale, and net loans, offset in part by an increase in other assets due in part to the purchase of bank owned life insurance. Cash and cash equivalents decreased $7.5 million, or 37.4%, to $12.5 million at December 31, 2007, compared to $20.0 million at December 31, 2006. The decrease in cash and cash equivalents was primarily due to a decrease in borrowed funds and the use of cash in the fourth quarter 2007 to purchase $5.0 million of bank owned life insurance. Net loans decreased by $2.1 million, or 0.5%, to $446.9 million at December 31, 2007, from $449.0 million at December 31, 2006. At December 31, 2007, net loans consisted of $197.9 million of one-to-four family real estate loans, $120.0 million of commercial real estate loans, $56.1 million of multi-family real estate loans, and $72.9 million of consumer loans.

Deposits increased $5.6 million, or 1.6%, to $365.9 million at December 31, 2007, from $360.3 million at December 31, 2006. For the year ended December 31, 2007, demand deposit accounts increased $3.2 million and certificates of deposits increased $9.1 million, excluding brokered certificates, in each case, compared to the year ended December 31, 2006. For the year ended December 31, 2007, brokered certificates decreased by $6.7 million compared to the year ended December 31, 2006. Borrowed funds decreased $10.5 million, or 9.8%, to $97.4 million at December 31, 2007, from $107.9 million at December 31, 2006.

Stockholders' equity was $41.0 million at December 31, 2007, compared to $42.2 million at December 31, 2006. The decrease in stockholders’ equity was primarily due to the change in accumulated other comprehensive loss of $1.3 million mainly attributable to the Company’s preferred stock investment portfolio as discussed below. The decrease in equity also reflects stock repurchases, declared dividends, and the Company’s adoption of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, offset in part by earnings and revenue from the exercise of stock options. Book value, or stockholders' equity per share, of $30.56 remained unchanged at December 31, 2007 and 2006. The ratio of stockholders' equity to total assets was 8.03% at December 31, 2007, compared to 8.18% at December 31, 2006.

During the fourth quarter of 2007, the Company experienced a decline in the market value of certain available-for-sale (AFS) securities. The AFS securities balance as of December 31, 2007 and 2006 included $5.8 million in book value of Freddie Mac and Fannie Mae perpetual preferred stock. These investment grade AFS securities are rated AA- by Standard & Poor’s and Aa3 by Moody’s. As of December 31, 2007 the Company recorded a $1.2 million unrealized mark-to-market loss reflected as a reduction to equity through accumulated other comprehensive loss. In recent months, well publicized volatility in the national credit markets has resulted in significant fluctuations in the value of these securities which was a factor in the decrease in stockholder’s equity at December 31, 2007. As of September 30, 2007, these investments had an unrealized mark-to-market gain in the amount of $0.2 million. As of January 31, 2008, these investments have recovered approximately 40% of the 2007 year-end unrealized mark-to-market loss.

All stockholders of record on December 14, 2007, received a quarterly cash dividend of $0.35 per share on January 4, 2008. As of December 31, 2007, the Company had 1,340,948 shares of common stock outstanding.

During the year ended December 31, 2007, the Company repurchased a total of 59,500 shares of common stock, or approximately 4.3% of its outstanding shares of common stock at prevailing market prices averaging $39.96 per share.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: Kyle C. Cook, Chief Financial Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited)
(Dollars in Thousands, except per share and share data)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$12,527	$20,022
Securities available-for-sale	16,599	20,030
Loans (net of allowance of loan loss of $3,487 and $3,493, respectively)	446,857	449,043
Goodwill	4,947	4,947
Other assets	29,263	21,473

Total assets	$510,193	$515,515
Liabilities
Deposits	$365,948	$360,330
Other borrowed funds	97,379	107,908
Other liabilities	5,889	5,085
Total liabilities	469,216	473,323

Stockholders' equity	40,977	42,192

Total liabilities and stockholders' equity	$510,193	$515,515

Stockholders' equity to total assets	8.03%	8.18%

Book value per share	$30.56	$30.56

Total shares outstanding	1,340,948	1,380,653

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Interest income	$7,694	$7,617	$31,119	$28,537
Interest expense	4,603	4,325	18,153	15,415
Net interest income	3,091	3,292	12,966	13,122
Provision for loan loss	320	60	655	240
Net interest income after provision for loan loss	2,771	3,232	12,311	12,882
Noninterest income	2,049	1,789	7,392	7,111
Noninterest expense	3,563	3,294	14,044	13,119
Income before income taxes	1,257	1,727	5,659	6,874
Income taxes	339	519	1,658	2,062
Net income	$918	$1,208	$4,001	$4,812

Basic earnings per share	$0.69	$0.87	$2.96	$3.36
Diluted earnings per share	$0.68	$0.86	$2.93	$3.32

Selected Financial Ratios

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006
Performance ratios
Net interest spread	2.34%	2.50%	2.39%	2.56%
Net interest margin	2.58%	2.72%	2.65%	2.79%
Return on average assets	0.71%	0.94%	0.77%	0.96%
Return on average equity	8.71%	11.36%	9.53%	11.24%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	69.33%	64.84%	68.99%	64.84%